Exhibit 99.1

Contacts:

Joshua Grass                                           Fredda Malkoff
Manager, Investor Relations                            Account Director
BioMarin Pharmaceutical Inc.                           Feinstein Kean Healthcare
(415) 884-6777                                         (617) 577-8110

For Immediate Release:

                          BioMarin Receives U.S. Patent
                  Covering AldurazymeTM for Treatment of MPS I

Novato, CA July 31st, 2002 - BioMarin Pharmaceutical Inc. (Nasdaq and Swiss SWX New Market: BMRN) today announced that the U.S. Patent and Trademark Office has issued U.S. Patent No. 6,426,208 covering AldurazymeTM (laronidase) for the treatment of mucopolysaccharidosis I (MPS I). Aldurazyme is a specific form of purified recombinant human alpha-L-iduronidase that is being investigated as an enzyme replacement therapy for MPS I, a life-threatening genetic disease for which no specific drug treatments currently exist.

The patent claims unique characteristics of the pharmaceutical composition of Aldurazyme, including, but not limited to, the purity of alpha-L-iduronidase in the final formulation. This patent, which protects a highly purified form of alpha-L-iduronidase, supports the intellectual property position for using
Aldurazyme to treat MPS I. BioMarin continues to take additional steps to strengthen the intellectual property position for Aldurazyme.

About MPS I

MPS I (historically known as Hurler, Hurler-Scheie, and Scheie syndromes) is a life-threatening genetic disease caused by a deficiency of the enzyme alpha-L-iduronidase. This deficiency leads to the accumulation of complex carbohydrates in the lysosomes of cells, leading to the progressive dysfunction of cellular, tissue and organ systems. Resulting symptoms can include impaired cardiac and pulmonary function, delayed physical development, skeletal and joint deformities, reduced endurance, and in some cases, delayed mental function. A majority of patients die before adulthood from complications of the disease.

BioMarin Pharmaceutical specializes in the development and commercialization of therapeutic enzyme products to treat serious, life-threatening diseases and conditions.

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This  press  release  contains  forward-looking  statements  about the  business prospects of BioMarin Pharmaceutical Inc., including its product candidate Aldurazyme for the treatment of MPS I. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. Results may differ materially depending on the progress of BioMarin's product programs, future actions of the United States Patent and Trademark Office and foreign patent offices, possible challenges by third parties to the scope and validity of the above referenced patent and those factors detailed in BioMarin's filings with the Securities and Exchange Commission such as 10Q, 10K and 8K reports. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.


AldurazymeTM is a trademark of BioMarin/Genzyme LLC.  All Rights Reserved.

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BioMarin's press releases and other company  information are available online at
http://www.biomarinpharm.com.